Exhibit 99.1

Amedica Announces Preliminary Q2 2015 Financial Results and Update on Recent FDA Response
Year-to-Date Operational Cash Burn Levels Decreased by Approximately 40% Year-over-Year

SALT LAKE CITY, July 27, 2015 - Amedica Corporation (Nasdaq:AMDA), a biomaterial company that has developed silicon nitride ceramics as a material platform to manufacture and commercialize orthopedic implants, today announced that it expects to report second quarter 2015 revenue in the range of $4.7 million and $4.9 million, as compared to $4.7 million during the first quarter of 2015.

Cash and cash equivalents at June 30, 2015 totaled approximately $12.4 million, while net cash used in operating activities during the first half of 2015 decreased by approximately $3.0 million from the prior year period.

These preliminary, unaudited financial results for the quarter ending June 30, 2015 are based on current expectations and are subject to quarter-end closing adjustments, actual results may differ.

Amedica has also received additional comments from the U.S. Food and Drug Administration (“FDA”) in response to the Company’s recent submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding ("Valeo C CsC"). After reviewing the product's clinical performance data, as well as indications for use and device description, the FDA has requested that the Company provide 24-month clinical performance data before further clearance consideration. Two-year performance data from the CASCADE clinical trial will be available at the beginning of the fourth quarter 2015, thus pushing the timeline for an anticipated final response from the FDA to late fourth quarter 2015 or early first quarter 2016.

“I am very pleased with our improved financial discipline this quarter and the progress we’ve made with potential private label and OEM partners,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “Although it is unfortunate that we’re unable to bring our unique cervical composite interbody fusion device to the domestic market as quickly as we would have liked, we are aligning our efforts to get the FDA what they need in a timely manner. We remain dedicated to bringing additional new and innovative solutions to the market throughout the balance of this year that we believe offer distinct benefits to improve the efficacy of spinal fusion procedures, resulting in enhanced patient care.”

Conference Call
The Company will hold an investor conference call to discuss the second quarter financial results on Thursday, August 13, 2015 at 5:00 p.m. Eastern Time. The Company invites all interested parties to join the call by dialing (855) 455-6055, any time after 4:50 p.m. Eastern Time on August 13th. The Conference ID number is 96945584. International callers should dial (484) 756-4308. A live audio webcast of the call will be available through a link on the Company's web site, at http://investors.amedica.com/events.cfm. The call will be archived telephonically for one week and can be accessed by calling (855) 859-2056 in the U.S., or (404) 537-3406 from outside the U.S. The Conference ID for the audio replay is 96945584.

About Amedica Corporation
Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and, through its partnership with Kyocera, the world's largest ceramic manufacturer. Amedica's spine products are

FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. The preliminary financial results for the second quarter ending June 30, 2015 are forward-looking statements based on preliminary estimates and reflect the best judgment of our management, but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates. Such preliminary results are subject to finalization of our quarterly financial and accounting procedures. Consequently, there can be no assurances that actual revenues for the second quarter June 30, 2015 will be within the range of the preliminary estimates set forth above, and any variation between our actual results and the estimates set forth above may be material. We do not expect to disclose publicly whether or not our preliminary financial and operating results have changed, or to update such results, other than through the release of actual results in the ordinary course of business. Additional forward-looking statements include statement with respect to Amedica's pushing the timeline for an anticipated final response from the FDA with respect to its recent submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding to late fourth quarter 2015 or early first quarter 2016. Factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

Contact:
Mike Houston
VP, Commercialization & Communications
801-839-3534
mhouston@amedica.com